ADDENDUM NO. 1
TO
ROYALTY AGREEMENT

This Addendum No. 1 to Royalty Agreement (this “Addendum”) is entered into effective as of January 1, 2011 (the “Effective Date”) with respect to that certain Royalty Agreement (the “Agreement”) entered into effective December 31, 2009 and further amended, by and between CP Technologies LLC, an Oregon limited liability company formerly known as WS Technologies, LLC (the “Company”), and Aequitas Capital Management, Inc., an Oregon corporation (“Aequitas”).

The parties hereby agree as follows:

1.      Improvement Fee.

(a)
Aequitas will pay Company a $500,000 fee for improvements to the existing CarePayment® program platform (the “Improvement Fee”) to accommodate additional portfolio management capability and efficiency as mutually agreed in writing.

(b)
The Improvement Fee will be paid in two (2) equal installments of $250,000 each.  The first installment will be paid to Company on or before March 31, 2011.  The second installment is due and payable on or before June 30, 2011.

2.      Counterparts.  This Addendum may be executed in counterparts.  Each counterpart will be considered an original, and all of them, taken together, will constitute a single agreement.  This Addendum may be delivered by facsimile or electronically, and any such delivery will have the same effect as physical delivery of a signed original.  At the request of any party, the other party will confirm facsimile or electronic transmission signatures by signing an original document.

WHEREAS, the parties have entered into this Addendum No. 1 to Royalty Agreement as of the date first written above.

AEQUITAS CAPITAL MANAGEMENT, INC.

By:	/s/ ROBERT J. JESENIK
Robert J. Jesenik, President

Date signed	June 30, 2011

CP TECHNOLOGIES LLC

By:	/s/ JAMES T. QUIST
James T. Quist, President

Date signed	June 30, 2011